GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

administrative SERVICES PLAN

Introduction:    It has been proposed that the above-captioned investment company (the "Fund") adopt an Administrative Services Plan under which the Fund would pay the Fund's distributor (the "Distributor") for providing services to shareholders of each series of the Fund or class of shares thereof set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class").  The Distributor would be permitted to pay certain financial institutions, securities dealers and other industry professionals (collectively, "Service Agents") in respect of these services.  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee payable under the Plan is not to be for distribution related services.

The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to each Class for such purposes.

In voting to approve the implementation of such a plan, the Fund's Board has concluded, in the exercise of its reasonable business judgment and in light of its fiduciary duty, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

The Plan:          The material aspects of this Plan are as follows:

1.                   The Fund shall pay to the Distributor a fee at the annual rate set forth next to each Class on Exhibit A in respect of the provision of services (which are not services for which a "service fee" as defined under the Conduct Rules of the Financial Industry Regulatory Authority is intended to compensate).  Depending on the Class, these services may include:  providing beneficial owners with statements showing their position in the Fund; mailing periodic reports, prospectuses and other Fund communications to beneficial owners; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gain distributions; reinvesting dividends and distributions; preparing and delivering to beneficial owners, and state and federal authorities, including the United States Internal Revenue Service and the Securities and Exchange Commission, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; receiving, tabulating, and transmitting proxies executed by beneficial owners; providing sweep functionality services (i.e., systematic allocation); technical support; maintaining fund data on platform; processing (i.e., aggregating) purchase and redemption transactions; trade reconciliation; manual transaction processing; transmitting wires; client onboarding; anti-money laundering and related regulatory oversight; fund statistical reporting; blue sky support; and providing such other related services, including such other recordkeeping and sub-accounting services, as the Fund may reasonably request.  The Distributor shall determine the amounts to be paid to Service Agents and the basis on which such payments are made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any agreement between the Service Agent and the Distributor related to the provision of such services by the Service Agent to its clients who are beneficial owners of shares of the respective Class.

2.                   For the purpose of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to such Class.

3.                   The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.                   As to each Class, this Plan will become effective at such time as is specified by the Fund's Board, provided that the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

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5.                   As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.                   As to each Class, this Plan may be amended at any time by the Fund's Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.                   As to each Class, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Effective as of:  December 16, 2019

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EXHIBIT A

Name of Series and Class	Fee as a Percentage of Average Daily Net Assets

General Government Securities Money Market Fund Brex Shares*	.15%

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*  Services provided shall include, at a minimum:  client onboarding; anti-money laundering and related regulatory oversight; manual transaction processing; disbursing income dividends and capital gain distributions; transmitting wires; fund statistical reporting; and blue sky support.